Exhibit 99.1

Press Release

PRGX Global, Inc. Announces Fourth Quarter

and Full Year 2013 Financial Results

Operating Highlights

•	Q4 2013 Recovery Audit Services – Americas revenue of $30.7M, an increase of 2.2% over Q4 2012

•	Q4 2013 Recovery Audit Services – Americas Adjusted EBITDA of $10.8M, an increase of 12.6% over Q4 2012

•	Adjusted EBITDA as a percentage of revenue increased from 14.75% in FY 2012 to 15.0% in FY 2013 on declining revenue

•	Q4 2013 Recovery Audit Services – Europe/Asia-Pacific revenue of $12.6M, an increase of 5.3% over Q3 2013

ATLANTA, February 24, 2014 — PRGX Global, Inc. (Nasdaq:PRGX), the world’s leading provider of recovery audit services and the pioneer in Profit Discovery™, today announced its unaudited financial results for the fourth quarter and year ended December 31, 2013.

Ron Stewart, the Company’s president and chief executive officer, commented, “Since being named CEO in mid-November, I have undertaken a thorough review of our operations, meeting with our business leaders and professionals, as well as with many of our clients throughout the world. I am pleased to report that PRGX remains fundamentally sound and is well-positioned to capitalize on the strength of our core recovery audit practice. Boasting a client base that includes 16 of the top 20 global retailers, coupled with a growing roster of commercial clients, I am excited about what the future holds for PRGX.”

Mr. Stewart continued, “Highlights for the quarter include solid performance delivered by our core Recovery Audit Services – Americas segment. At the same time, New Services was adversely affected by a severe, but anticipated, decline in Healthcare Claims Recovery Audit revenue and by continued softness in Profit Optimization. Although I am disappointed with our overall decline in revenue in the fourth quarter, I am pleased to report that we achieved strong Adjusted EBITDA growth as a percentage of revenue during the period. Our ability to deliver favorable Adjusted EBITDA results despite significant headwinds reflects the underlying strength of our business.”

Mr. Stewart concluded, “To achieve long-term success, we are taking decisive actions to overcome many of the issues that negatively impacted the fourth quarter. At the center of this effort, we are focused on achieving profitable growth in all areas of our business, not just in our core recovery audit services. We will alter our approach and/or exit those businesses, or sub-segments of those businesses, where we are unable to achieve attractive EBITDA and return on invested capital objectives. To that end, we have withdrawn from the current CMS Medicare RAC rebid process. While we are not exiting the healthcare claims recovery audit business, we have determined that Medicare RAC is not consistent with our long-term objectives. We are also restructuring our Europe/Asia-Pacific recovery audit practice to improve our focus on business development and profitability. Similarly, we are reviewing our Profit Optimization business to determine the most effective way to drive profitability, which we expect to achieve by the end of 2014.”

Consolidated Results for Three Months Ended December 31, 2013

Consolidated revenue for the fourth quarter of 2013 was $46.5 million compared to $53.1 million in the same prior year period. After adjusting for changes in foreign exchange rates, consolidated fourth quarter revenue in 2013 decreased 11.5% compared to the same period in 2012.

Recovery Audit Services – Americas revenue for the fourth quarter of 2013 increased 2.2% to $30.7 million compared to $30.0 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue increased by 3.9% compared to 2012.

Recovery Audit Services – Europe Asia/Pacific revenue for the fourth quarter of 2013 decreased 13.8% to $12.6 million compared to $14.7 million in the same period in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenue decreased by 14.0% compared to 2012.

New Services revenue for the fourth quarter of 2013 decreased 61.9% to $3.2 million compared to $8.5 million in the same period in the prior year. The New Services segment represents Healthcare Claims Recovery Audit services and our Profit Optimization services.

Total cost of revenue for the fourth quarter of 2013 was $29.7 million compared to $34.4 million in the fourth quarter of 2012. This result included decreases in our Recovery Audit Services – Europe Asia/Pacific segment driven by the expanded use of our Next-Generation Recovery Audit service model and cost reductions in our Healthcare Claims Recovery Audit business. SG&A for the fourth quarter of 2013 was $14.5 million, or 31.1% of revenue, compared to $14.0 million, or 26.3% of revenue, in the fourth quarter of 2012. Depreciation and amortization expenses were $3.3 million in the fourth quarter of 2013 compared to $4.3 million in the fourth quarter of 2012.

The Company recorded fourth quarter 2013 asset impairment charges of $4.2 million related to internally developed software assets. These charges resulted from the decision to withdraw from the Medicare RAC rebid process and from planned changes to the Company’s recovery audit delivery processes.

Net loss for the fourth quarter of 2013 was $(6.4) million, or $(0.22) per basic and diluted share, compared to net income of $1.5 million, or $0.06 per basic and diluted share, for the same period in 2012. The fourth quarter 2013 net loss includes impairment charges of $4.2 million for certain long-lived assets with no comparable charges for the same period in the prior year. The fourth quarter of 2012 includes a net tax benefit of $0.3 million that primarily resulted from the release of a portion of the reserves held for uncertain tax positions. The 2012 release of a portion of the reserves held for uncertain tax positions also included a reversal of related interest accruals, resulting in negative interest expense of $0.6 million in the fourth quarter of 2012. Net cash provided by operating activities for the fourth quarter of 2013 was $8.1 million compared to $6.5 million in the fourth quarter of 2012.

Adjusted EBITDA for the fourth quarter of 2013 was $6.9 million compared to $8.0 million for the same period in 2012. The 2013 fourth quarter Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization (EBITDA) excluding impairment charges of $4.2 million for certain long-lived assets, a charge of $2.5 million related to stock-based compensation, $1.8 million of transformation severance and related expenses, a $0.4 million charge for acquisition-related charges, and less than $0.1 million of foreign currency losses on short-term intercompany balances. Beginning in the third quarter of 2013, the Company now includes fair value adjustments to contingent consideration from acquisitions in its calculation of Adjusted EBITDA for all periods presented, and has renamed the line item “acquisition obligations classified as compensation” on Schedule 3 as “acquisition-related charges (benefits).” The comparable Adjusted EBITDA amount for the fourth quarter of 2012 excludes from EBITDA for such period a $1.8 million charge for stock-based compensation, $1.1 million of transformation severance and related expenses, a less than $0.1 million credit for acquisition-related benefits, $0.4 million of wage claim costs and $0.2 million of foreign currency gains on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT (earnings before interest and taxes), EBITDA and Adjusted EBITDA.

Consolidated Results for the Year Ended December 31, 2013

Consolidated revenue for the year ended December 31, 2013 decreased 6.4% to $195.2 million, compared to $208.5 million in the prior year. After adjusting for changes in foreign exchange rates, 2013 revenue decreased 5.6% compared to 2012.

Recovery Audit Services – Americas revenue for the year ended December 31, 2013 decreased 2.5% to $118.6 million compared to $121.6 million in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Americas revenue decreased by 1.4% compared to 2012.

Recovery Audit Services – Europe Asia/Pacific revenue for the year ended December 31, 2013 decreased 13.7% to $46.4 million compared to $53.8 million in the prior year. On a constant dollar basis, adjusted for changes in foreign exchange rates, Recovery Audit Services – Europe Asia/Pacific revenue decreased by 13.1% compared to 2012.

New Services revenue for the year ended December 31, 2013 decreased 8.9% to $30.1 million compared to $33.1 million in the prior year. Revenue from New Services represented 15.4% of consolidated revenue in the year ended December 31, 2013 compared to 15.9% of consolidated revenue in 2012.

Total cost of revenue for the year ended December 31, 2013 was $122.5 million compared to $134.4 million in 2012. Cost of revenue was 62.8% of revenue for the year, an improvement from 64.5% in 2012. Cost of revenue as a percentage of revenue in the Recovery Audit Services – Americas segment improved from 52.8% in 2012 to 51.1% in 2013 and in the Recovery Audit Services – Europe/Asia-Pacific segment deteriorated slightly from 77.6% in 2012 to 79.2% in 2013 due primarily to lower revenue in 2013.

SG&A for the year ended December 31, 2013 was $52.8 million, or 27.0% of revenue, compared to $52.5 million, or 25.2% of revenue in 2012. Depreciation and amortization expenses were $13.2 million for the year ended December 31, 2013 compared to $14.3 million in the prior year.

Net loss for the year ended December 31, 2013 was $(0.2) million, or $(0.01) per basic and diluted share, compared to net income of $5.4 million, or $0.21 per basic and diluted share, for 2012. The 2013 net loss includes impairment charges of $4.2 million for certain long-lived assets with no comparable charges for the prior year. Net cash provided by operating activities for the year ended December 31, 2013 was $18.4 million compared to $18.8 million in 2012.

Adjusted EBITDA for the year ended December 31, 2013 was $29.4 million compared to $30.8 million in 2012. For the year ended December 31, 2013, Adjusted EBITDA was earnings before interest, taxes, depreciation and amortization (EBITDA) excluding impairment charges of $4.2 million for certain long-lived assets, a charge of $6.3 million related to stock-based compensation, $2.5 million of transformation severance and related expenses, a $0.6 million charge for acquisition-related charges, and less than $0.1 million of foreign currency gains on short-term intercompany balances. The comparable Adjusted EBITDA amount for the year ended December 31, 2012 excludes from EBITDA for such period a $6.3 million charge for stock-based compensation, $2.1 million of transformation severance and related expenses, a $0.2 million credit for acquisition-related benefits, $1.0 million of wage claim costs, and $0.4 million of foreign currency gains on short-term intercompany balances. Schedule 3 attached to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

Liquidity

At December 31, 2013, the Company had unrestricted cash and cash equivalents of $43.7 million, no borrowings against its revolving credit facility, and no bank debt outstanding.

Stock Repurchase Program

The Company also announced today that its Board of Directors has approved a stock repurchase program. Under the terms of the program, the Company may repurchase up to $10 million of its common stock from time to time through March 31, 2015. The timing and amount of repurchases, if any, will depend upon the Company’s stock price, economic and market conditions, regulatory requirements, and other corporate considerations. The Company may initiate, suspend or discontinue purchases under the stock repurchase program at any time. The Company currently has approximately 29.9 million shares of common stock outstanding.

Fourth Quarter Earnings Call

As previously announced, management will hold a conference call tomorrow morning at 8:30 AM (Eastern time) to discuss the Company’s fourth quarter and full year 2013 financial results. To access the conference call, listeners in the U.S. and Canada should dial (877) 755-7423 at least 5 minutes prior to the start of the conference. Listeners outside the U.S. and Canada should dial (678) 894-3069. To be admitted to the call, listeners should use passcode 50661751.

This teleconference will also be audiocast on the Internet at www.prgx.com (click on “Events & Presentations” under “Investors”). A replay of the audiocast will be available at the same location on www.prgx.com beginning approximately two hours after the conclusion of the live audiocast, extending through March 31, 2014. Please note that the Internet audiocast is “listen-only.” Microsoft Windows Media Player is required to access the live audiocast and the replay and can be downloaded from www.microsoft.com/windows/mediaplayer.

About PRGX Global, Inc.

Headquartered in Atlanta, Georgia, PRGX Global, Inc. is the world’s leading provider of recovery audit services. With over 1,700 employees, the Company operates and serves clients in more than 30 countries and provides its services to over 75% of the top 20 global retailers. PRGX is also pioneering Profit Discovery, a unique combination of audit, analytics and advisory services that improves client financial performance. For additional information, please visit PRGX at www.prgx.com.

Non-GAAP Financial Measures

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of the Company’s performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating its performance over time, and that the rating agencies and a number of lenders use EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of the Company’s results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that, as described above, the adjustments may vary from period to period and in the future the Company will incur expenses such as those used in calculating these measures. The Company’s presentation of these measures should not be construed as an inference that future results will be unaffected by unusual or nonrecurring items. Schedule 3 to this press release provides a reconciliation of net income (loss) to each of EBIT, EBITDA and Adjusted EBITDA.

Forward-Looking Statements

In addition to historical information, this press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include both implied and express statements regarding the Company’s overall condition and growth prospects, the strength of the Company’s core recovery audit business, the Company’s decision to withdraw from the Medicare RAC rebid process, the long term business objectives for the Company, including its healthcare claims recovery audit business and its Profit Optimization business, and the expected benefits of the Company’s redesigned recovery audit service delivery model. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to differ materially from the historical results or from any results expressed or implied by such forward-looking statements. Risks that could affect the Company’s future performance include revenue that does not meet expectations or justify costs incurred, the Company’s ability to develop material sources of new revenue in addition to revenue from its core recovery audit services, changes in the market for the Company’s services, the Company’s ability to retain and attract qualified personnel, changes to Medicare and Medicaid recovery audit contractor programs and the effects of the Company’s decision to withdraw from the Medicare RAC rebid process, the Company’s ability to integrate recent and future acquisitions, uncertainty in the credit markets, the Company’s ability to maintain compliance with its financial covenants, client bankruptcies, loss of major clients, and other risks generally applicable to the Company’s business. For a discussion of other risk factors that may impact the Company’s business, please see the Company’s filings with the Securities and Exchange Commission, including its Form 10-K filed on March 13, 2013. The Company disclaims any obligation or duty to update or modify these forward-looking statements.

This news release was distributed by GlobeNewswire, www.globenewswire.com

SOURCE: PRGX Global, Inc.

CONTACT: PRGX Global, Inc.

investor-relations@prgx.com

Phone: 770-779-3011

SCHEDULE 1

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Revenue	$46,507	$53,109	$195,216	$208,503
Operating expenses:
Cost of revenue	29,741	34,399	122,545	134,390
Selling, general and administrative expenses	14,472	13,952	52,757	52,527
Depreciation of property and equipment	2,162	2,276	8,231	7,084
Amortization of intangible assets	1,185	2,007	4,997	7,224
Impairment charges	4,207	—	4,207	—

Total operating expenses	51,767	52,634	192,737	201,225

Operating income (loss)	(5,260)	475	2,479	7,278
Foreign currency transaction (gains) losses on short-term intercompany balances	41	(187)	(13)	(377)
Interest expense (income), net	12	(582)	(77)	966

Income (loss) before income taxes	(5,313)	1,244	2,569	6,689

Income tax expense (benefit)	1,084	(289)	2,755	1,297

Net income (loss)	$(6,397)	$1,533	$(186)	$5,392

Basic earnings (loss) per common share	$(0.22)	$0.06	$(0.01)	$0.21

Diluted earnings (loss) per common share	$(0.22)	$0.06	$(0.01)	$0.21

Weighted average common shares outstanding:
Basic	29,447	26,150	29,169	25,566

Diluted	29,447	26,716	29,169	26,137

SCHEDULE 2

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$43,700	$37,806
Restricted cash	57	65
Receivables:
Contract receivables, net	38,079	45,127
Employee advances and miscellaneous receivables, net	2,242	1,352

Total receivables	40,321	46,479

Prepaid expenses and other current assets	3,917	3,853

Total current assets	87,995	88,203

Property and equipment, net	13,994	19,574
Goodwill	13,686	13,669
Intangible assets, net	13,582	18,399
Deferred income taxes	1,701	1,552
Other assets	1,871	2,189

Total assets	$132,829	$143,586

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$10,809	$14,136
Accrued payroll and related expenses	15,415	20,874
Refund liabilities and deferred revenue	8,109	8,530
Current portion of debt	—	3,000
Business acquisition obligations	3,156	4,218

Total current liabilities	37,489	50,758

Long-term debt	—	3,000
Noncurrent business acquisition obligations	—	2,479
Other long-term liabilities	1,512	2,697

Total liabilities	39,001	58,934

Shareholders’ equity:
Common stock	294	279
Additional paid-in capital	604,806	594,045
Accumulated deficit	(513,386)	(513,200)
Accumulated other comprehensive income	2,114	3,528

Total shareholders’ equity	93,828	84,652

Total liabilities and shareholders’ equity	$132,829	$143,586

SCHEDULE 3

PRGX Global, Inc. and Subsidiaries

Reconciliation of Net Income (Loss) to EBIT, EBITDA and Adjusted EBITDA

(Amounts in thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Reconciliation of net income (loss) to EBIT, EBITDA and Adjusted EBITDA:

Net income (loss)	$(6,397)	$1,533	$(186)	$5,392

Income tax expense (benefit)	1,084	(289)	2,755	1,297
Interest expense (income), net	12	(582)	(77)	966

EBIT	(5,301)	662	2,492	7,655

Depreciation of property and equipment	2,162	2,276	8,231	7,084
Amortization of intangible assets	1,185	2,007	4,997	7,224

EBITDA	(1,954)	4,945	15,720	21,963

Impairment charges	4,207	—	4,207	—
Foreign currency transaction (gains) losses on short-term intercompany balances	41	(187)	(13)	(377)
Acquisition-related charges (benefits)	371	(34)	602	(231)
Transformation severance and related expenses	1,766	1,071	2,544	2,107
Wage claim costs	—	407	—	984
Stock-based compensation	2,517	1,842	6,294	6,321

Adjusted EBITDA	$6,948	$8,044	$29,354	$30,767

EBIT, EBITDA and Adjusted EBITDA are all “non-GAAP financial measures” presented as supplemental measures of our performance. They are not presented in accordance with accounting principles generally accepted in the United States, or GAAP. The Company believes these measures provide additional meaningful information in evaluating the Company’s performance over time, and that the rating agencies and a number of lenders use EBIT, EBITDA and similar measures for similar purposes. In addition, a measure similar to Adjusted EBITDA is used in the restrictive covenants contained in the Company’s secured credit facility. However, EBIT, EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them in isolation, or as substitutes for analysis of our results as reported under GAAP. In addition, in evaluating EBIT, EBITDA and Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

SCHEDULE 4

PRGX Global, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands)

(Unaudited)

	Three Months		Twelve Months
	Ended December 31,		Ended December 31,
	2013	2012	2013	2012
Cash flows from operating activities:
Net income (loss)	$(6,397)	$1,533	$(186)	$5,392
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Impairment charges	4,207	—	4,207	—
Depreciation and amortization	3,347	4,283	13,228	14,308
Amortization of deferred debt costs	56	46	193	183
Stock-based compensation expense	2,517	1,842	6,294	6,321
Foreign currency transaction (gains) losses on short-term intercompany balances	41	(187)	(13)	(377)
Decrease (increase) in receivables	4,894	(57)	6,815	(3,777)
Increase (decrease) in accounts payable, accrued payroll and other accrued expenses	318	204	(9,895)	(2,148)
Other, primarily changes in assets and liabilities	(854)	(1,186)	(2,219)	(1,059)

Net cash provided by operating activities	8,129	6,478	18,424	18,843

Cash flows from investing activities:
Business acquisitions	—	(105)	—	(1,542)
Purchases of property and equipment, net of disposals	(2,331)	(2,242)	(6,875)	(7,931)

Net cash used in investing activities	(2,331)	(2,347)	(6,875)	(9,473)

Cash flows from financing activities:
Net proceeds from issuance of common stock	—	14,682	4,118	14,682
Other, net	(3,959)	(881)	(8,743)	(6,883)

Net cash (used in) provided by financing activities	(3,959)	13,801	(4,625)	7,799

Effect of exchange rates on cash and cash equivalents	(546)	11	(1,030)	300

Net increase in cash and cash equivalents	1,293	17,943	5,894	17,469
Cash and cash equivalents at beginning of period	42,407	19,863	37,806	20,337

Cash and cash equivalents at end of period	$43,700	$37,806	$43,700	$37,806

SCHEDULE 5

PRGX Global, Inc. and Subsidiaries

Results by Operating Segment *

(Amounts in thousands)

(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2013	2012	Change	2013	2012	Change
Revenue
Recovery Audit Services - Americas	$30,650	$29,998	$652	$118,649	$121,638	$(2,989)
Recovery Audit Services - Europe/Asia-Pacific	12,640	14,661	(2,021)	46,436	53,783	(7,347)
New Services	3,217	8,450	(5,233)	30,131	33,082	(2,951)

Total	$46,507	$53,109	$(6,602)	$195,216	$208,503	$(13,287)

Cost of revenue
Recovery Audit Services - Americas	$15,459	$15,329	$(130)	$60,603	$64,205	$3,602
Recovery Audit Services - Europe/Asia-Pacific	9,507	11,320	1,813	36,762	41,715	4,953
New Services	4,775	7,750	2,975	25,180	28,470	3,290

Total	$29,741	$34,399	$4,658	$122,545	$134,390	$11,845

Selling, general and administrative expenses
Recovery Audit Services - Americas	$4,677	$5,171	$494	$19,514	$19,882	$368
Recovery Audit Services - Europe/Asia-Pacific	1,214	1,359	145	4,067	4,980	913
New Services	1,454	1,500	46	6,369	5,497	(872)
Corporate	7,127	5,922	(1,205)	22,807	22,168	(639)

Total	$14,472	$13,952	$(520)	$52,757	$52,527	$(230)

Depreciation of property and equipment
Recovery Audit Services - Americas	$1,479	$1,635	$156	$5,617	$4,651	$(966)
Recovery Audit Services - Europe/Asia-Pacific	152	105	(47)	514	322	(192)
New Services	531	536	5	2,100	2,111	11

Total	$2,162	$2,276	$114	$8,231	$7,084	$(1,147)

Amortization of intangible assets
Recovery Audit Services - Americas	$698	$1,235	$537	$2,792	$4,355	$1,563
Recovery Audit Services - Europe/Asia-Pacific	337	571	234	1,508	2,062	554
New Services	150	201	51	697	807	110

Total	$1,185	$2,007	$822	$4,997	$7,224	$2,227

Impairment charges
Recovery Audit Services - Americas	$2,702	$—	$(2,702)	$2,702	$—	$(2,702)
Recovery Audit Services - Europe/Asia-Pacific	—	—	—	—	—	—
New Services	1,505	—	(1,505)	1,505	—	(1,505)

Total	$4,207	$—	$(4,207)	$4,207	$—	$(4,207)

Operating income (loss)
Recovery Audit Services - Americas	$5,635	$6,628	$(993)	$27,421	$28,545	$(1,124)
Recovery Audit Services - Europe/Asia-Pacific	1,430	1,306	124	3,585	4,704	(1,119)
New Services	(5,198)	(1,537)	(3,661)	(5,720)	(3,803)	(1,917)
Corporate	(7,127)	(5,922)	(1,205)	(22,807)	(22,168)	(639)

Total	$(5,260)	$475	$(5,735)	$2,479	$7,278	$(4,799)

Adjusted EBITDA
Recovery Audit Services - Americas	$10,849	$9,632	$1,217	$39,954	$38,620	$1,334
Recovery Audit Services - Europe/Asia-Pacific	2,461	2,660	(199)	5,842	7,632	(1,790)
New Services	(2,886)	(232)	(2,654)	(1,063)	298	(1,361)
Corporate	(3,476)	(4,016)	540	(15,379)	(15,783)	404

Total	$6,948	$8,044	$(1,096)	$29,354	$30,767	$(1,413)

*	The Recovery Audit Services - Americas segment represents recovery audit services, excluding New Services, provided in the United States, Canada and Latin America. The Recovery Audit Services - Europe/Asia-Pacific segment represents recovery audit services provided in Europe, Asia and the Pacific region. The New Services segment represents Healthcare Claims Recovery Audit services and Profit Optimization services.